EXHIBIT 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Prasad Kallur	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces First Quarter 2007 Financial Results
PLANO, Texas — April 26, 2007 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, today reported financial results for its first quarter ended March 31, 2007.
Revenues for the first quarter of 2007 were $5.1 million compared to $8.2 million in the first quarter of 2006. Revenues for the quarter were also down sequentially when compared to revenues of $8.1 million for the fourth quarter of 2006. Revenues in the quarter were significantly impacted by a decrease in broadband telecom revenues, which were $4.2 million in the first quarter of 2007 compared to $5.9 million for the same period in 2006. In addition, as expected, enterprise SlotOptimizer™ revenues decreased to approximately $400,000 for the first quarter of 2007 compared to approximately $900,000 for the first quarter of 2006. All other revenues for the company were approximately $500,000 for the first quarter of 2007 compared to approximately $1.4 million for the first quarter of 2006. Gross margin for the first quarter of 2007 was 53% compared to 51% for the first quarter of 2006. The company reported a first quarter 2007 net loss of $1.9 million, or ($0.30) per share, as compared to net income of $310,000, or $0.05 per share in the first quarter of 2006. Included in the loss for the quarter was a nearly $700,000 year over year increase in research and development investment as the company continues to prepare for several new product introductions and a number of field trials scheduled for later this year. The company’s balance sheet continues to be strong with a working capital position of $25.3 million, including cash and marketable securities of $21.5 million on March 31, 2007.
“The significant slowdown in telecommunications spending together with the ongoing merger activity at our top customers resulted in disappointing financial performance this quarter,” said Gregory B. Kalush, CEO and President of Interphase. “However, we are encouraged by this quarter’s additional design wins for our AdvancedTCA 10Gbps carrier blade, our PCI-e based T1/E1 solutions and our gateway products. The continued interest in our products from our customers and our strong execution with new design wins across our entire product line is helping expand and diversify both our customer and product base. During the quarter, we also introduced its first high performance multi-core and multi-processor AdvancedTCA embedded processing blade based on the Freescale Power architecture.”

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA), MicroTCA and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, clients include Alcatel-Lucent, Ericsson, Fujitsu Ltd., Hewlett Packard, Motorola Inc., Nokia-Siemens Networks, Nortel Networks Ltd. and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, the Interphase logo, SlotOptimizer and iNAV are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2007	2006

Revenues	$5,104	$8,151
Gross margin	2,699	4,121
Research and development	2,538	1,880
Sales and marketing	1,412	1,344
General and administrative	957	954

Total operating expenses	4,907	4,178
Loss from operations	(2,208)	(57)
(Loss) income before income tax	(1,912)	195
Net (loss) income	(1,852)	310
Net (loss) income per diluted share	$(0.30)	$0.05
Weighted average common and dilutive shares	6,076	5,918
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar 31, 2007	Dec 31, 2006

Cash and marketable securities	$21,505	$22,530
Accounts receivable, net	3,982	5,824
Inventories	1,874	1,921
Net property, plant and equipment	904	976
Total assets	31,211	34,062
Total liabilities	7,006	8,262
Total shareholders’ equity	$24,205	$25,800
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